Exhibit 5.1

October 3, 2025

Algorhythm Holdings, Inc.

6301 NW 5th Way, Suite 2900

Fort Lauderdale, FL 33309

Re: Common Stock registered under Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to Algorhythm Holdings, Inc., a Delaware corporation (the “Company”), in connection with the Securities Purchase Agreement dated August 21, 2025 (the “Purchase Agreement”) by and between the Company and the selling stockholder signatory thereto, relating to the resale by the selling stockholder of up to 10,095,694 shares, consisting of (i) 95,694 shares of common stock issued in a private placement to the selling stockholder at the closing of its initial pre-paid purchase (the “Commitment Shares”), and (ii) up to 10,000,000 shares of common stock that may be issued to the selling stockholder under the Purchase Agreement (the “Purchase Shares,” and together with the Commitment Shares, the “Shares”) of the Company’s common stock, par value $0.01 per share.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1. Certificate of Incorporation of the Company, as amended;

2. Bylaws of the Company, as amended;

3. The Purchase Agreement;

4. The Registration Statement; and

5. Written consent of the Board of Directors of the Company approving the Purchase Agreement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies. In making our examination of executed documents, we have assumed (i) that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and (ii) the due authorization by all requisite action, corporate or other, and the execution and delivery by such parties of such documents, and the validity and binding effect thereof on such parties.

The opinion expressed below is limited to the Delaware General Corporation Law and we express no opinion as to the effect on the matters covered by the laws of any other jurisdiction.

Based upon and subject to the foregoing, we are of the opinion that (i) the Commitment Shares are validly issued, fully paid and non-assessable, and (ii) when the Purchase Shares have been delivered to and paid for by the selling stockholder as contemplated by the Purchase Agreement, the Purchase Shares will be duly authorized, validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Sichenzia Ross Ference Carmel LLP